STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-4

Distribution Number	7
Beginning Date of Accrual Period	20-May-03
End Date of Accrual Period	19-Jun-03
Payment Date	20-Jun-03
Previous Payment Date	20-May-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)	41,041,305.33
Principal Collections	35,025,481.88
Interest Collections (net of Servicing Fee)	5,817,255.00
Servicing Fee	307,821.45
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	41,041,305.33
Interest Paid to Notes	1,110,851.59
Principal Paid to Notes	39,622,632.29
Servicing Fee	307,821.45
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	738,771,477.92
Principal Collections (including repurchases)	35,025,481.88
Charge off Amount	(8,580.00)
Ending Pool Amount	703,737,416.04

Collateral Performance
Cash Yield (% of beginning balance)	9.95%
Charge off Amount (% of beginning balance)	0.01%
Net Yield	9.94%
Cumulative Realized Losses	(31,878.51)
Cumulative Loss Percentage	0.00%

Delinquent Home Equity Loans
One Payment principal balance of Home Equity Loans	8,021,461.64
One Payment number of Home Equity Loans	84
Two Payments principal balance of Home Equity Loans	2,583,777.84
Two Payments number of Home Equity Loans	24
Three Payments + principal balance of Home Equity Loans	2,843,589.67
Three Payments + number of Home Equity Loans	29
Three Payments + Delinquency Percentage	0.40%
Three Payments + Rolling Average	0.32%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	7,264
Number of Home Equity Loans outstanding (Ending of Collection Period)	6,960
Number of Home Equity Loans that went into REO	-
Principal Balance of Home Equity Loans that went into REO	0.00

Overcollateralization
Begin Overcollateralization Amount	48,230,028.60
Overcollateralization Release Amount	0.00
Distributable Excess Cash	4,588,570.41
End Overcollateralization Amount	52,818,599.01

Target Overcollateralization Amount	84,446,938.45
Interim Overcollateraliztion Amount	48,221,448.60
Interim Overcollateralization Deficiency	36,225,489.85

Excess Cashflow	4,597,150.41

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	76.88%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	48.111929
2. Principal Distribution per $1,000	46.799859
3. Interest Distribution per $1,000	1.312071

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.31813%
2. Formula Rate (1-mo. Libor plus 55 bps)	1.86813%
3. Available Funds Cap	9.60609%
4. Note Rate	1.86813%
5. Days in Accrual Period	31

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due	1,110,851.59
7. Current Interest and Interest Carrforward Amount paid	1,110,851.59
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	690,541,449.32
2. Principal Payment Amount paid	35,025,481.88
3. Distributable Excess Cashflow paid	4,597,150.41
4. Note Principal Amount, after payments	650,918,817.03

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments	0.7688260
6. Note Principal Amount as a % of the Pool Balance, after payments	0.9249456